Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

CHASE ISSUANCE TRUST

The undersigned, the duly authorized representative of Chase Bank USA, National Association (the “Bank”), which pursuant to an Assumption Agreement, dated as of October 1, 2004, succeeded Bank One, Delaware, National Association, as servicer (the “Servicer”), pursuant to the Amended and Restated Transfer and Servicing Agreement, dated as of October 15, 2004 (as amended and supplemented from time to time the “Agreement”), among the Chase Bank USA, National Association, as Transferor, Servicer, and Administrator, Chase Issuance Trust (the “Trust” and f/k/a Bank One Issuance Trust) and Wells Fargo Bank, National Association, as Indenture trustee (the “Trustee”) and collateral agent, does hereby certify that:

1.	The Bank is, as of the date hereof, the Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meaning as set forth in the Agreement.

2.	The undersigned is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

3.	A review of the activities of the Servicer during the calendar year ended December 31, 2004 (the “Review Period”) was conducted under the supervision of the undersigned.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout the Review Period and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.

5.	The following is a description of each default in the performance of the Servicer’s obligations under the provisions of the Agreement, known to the undersigned to have been made by the Servicer during the Review Period, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default: None

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 29th day of March, 2005.

CHASE BANK USA, NATIONAL ASSOCIATION, as Servicer,

By:	/s/ Patricia M. Garvey
Name:	Patricia M. Garvey
Title:	Vice President

Report of Independent Accountants

To the Board of Directors of Chase Bank USA, N.A.,

Transferor and Servicer

We have examined management’s assertion, included in the accompanying Management Report on Internal Control over Servicing of Securitized Credit Card Receivables, that Chase Bank USA, NA (the “Bank”, formerly known as “Chase Manhattan Bank USA, N.A.”), as servicer of the Chase Issuance Trust (the “Trust”, formerly known as “Bank One Issuance Trust”), maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2004, in compliance with the Chase Issuance Trust Amended and Restated Transfer and Servicing Agreement dated as of October 15, 2004, based upon the criteria for effective internal control established in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bank’s management is responsible for maintaining effective internal control over servicing of securitized credit card receivables. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over servicing of the securitized credit card receivables, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over servicing of securitized credit card receivables to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assertion that Chase Bank USA, NA, as servicer of the Chase Issuance Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2004, in compliance with the Chase Issuance Trust Amended and Restated Transfer and Servicing Agreement dated as of October 15, 2004, is fairly stated, in all material respects, based upon the criteria for effective internal control established in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

March 29, 2005

PricewaterhouseCoopers

Chase Bank USA, N.A.

201 N. Walnut Street

Wilmington, DE 19813

March 29, 2005

Management Report on Internal Control over

Servicing of Securitized Credit Card Receivables

Management of Chase Bank USA, NA (the “Bank”), as servicer of the Chase Issuance Trust, (formerly known as “Bank One Issuance Trust”) (the “Trust”), is responsible for establishing and maintaining effective internal control over servicing of securitized credit card receivables, which is designed to provide reasonable assurance regarding the proper servicing of securitized credit card receivables, in compliance with the Chase Issuance Trust Amended and Restated Transfer and Servicing Agreement dated as of October 15, 2004.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to servicing of securitized credit card receivables. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of the Bank, as servicer of the Chase Issuance Trust, assessed its internal control over servicing of securitized credit card receivables as of December 31, 2004, in compliance with the Chase Issuance Trust Amended and Restated Transfer and Servicing Agreement dated as of October 15, 2004, in relation to the criteria for effective internal control established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Bank, as servicer of the Chase Issuance Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2004, in compliance with the Chase Issuance Trust Amended and Restated Transfer and Servicing Agreement dated as of October 15, 2004, based on the criteria for effective internal control established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Raymond Fischer
Raymond Fischer
Chief Financial Officer
Chase Bank USA, NA

/s/ Keith Schuck
Keith Schuck
President
Chase Bank USA, NA